Exhibit 99.1

  Press Release – Mifflintown, PA – August 2, 2013

       Juniata Valley Financial Corp. Announces Quarterly Earnings and Declares Dividend

Marcie A. Barber, President and Chief Executive Officer of Juniata Valley Financial Corp. (OTC BB: JUVF), announced that net income and earnings per share for the quarter ended June 30, 2013 were $1,009,000 and $0.24, respectively. For the first six months of 2013, net income was $2,015,000, and earnings per share were $0.48, representing increases of 23.4% and 23.1%, respectively, as compared to the first six months of 2012.

Juniata Valley's second quarter 2013 earnings and key performance ratios, including return on average assets (ROA), return on average equity (ROE) and earnings per share (EPS), in comparison to the second quarter of 2012 and to the immediate preceding quarter ending March 31, 2013, are shown in the table below.

	Quarter Ended
	June 30, 2013	June 30, 2012	March 31, 2013
	Results	Results	Results
Net Income	$1,009,000	$1,215,000	$1,006,000
ROA	0.89%	1.06%	0.90%
ROE	8.03%	9.87%	8.05%
EPS (basic and fully diluted)	$0.24	$0.29	$0.24

The net interest margin on a fully tax-equivalent basis was 3.50% in both the second quarter of 2013 and in the immediate preceding quarter, representing a 16 basis point decline compared to the second quarter of 2012. The decrease in net interest income, when compared to the same quarter one year ago, was driven by lower outstanding loan balances and lower yields on both loans and investment securities, as the sustained period of low market interest rates continued. On a year-to-date basis for the six months ended June 30, the net interest margin was 3.50% in 2013 versus 3.76% in 2012, also due primarily to lower balances and yields in loans. Compared to the first six months of 2012, average loan balances for the first six months of 2013 declined by 4.4%. Several factors contributed to the decrease in loan balances. Non-performing and risk rated loans were targeted for liquidation or exit and soft economic conditions continued to weaken loan demand. Additionally, in order to minimize long-term interest rate risk, most fixed-rate residential mortgage loans originated by Juniata in 2013 were sold into the secondary market, with Juniata retaining the associated servicing rights; while this activity allows the generation of fee income, it also results in a reduction in loan balances.

Ms. Barber commented, “Credit quality is improving and loan outstandings are stabilizing. We anticipate modest growth in loan balances by year end.”

The Bank continued its efforts to address non-performing and potential non-performing loans and, as a result, the level of such loans declined during the second quarter of 2013. Total non-performing loans as of June 30, 2013 reflected an improvement of 11.9% compared to December 31, 2012, and 15.3% as compared to June 30, 2012. New loan activity during the second quarter resulted in an increase in outstanding balances of 1.2% at June 30, 2013 compared to the immediately preceding quarter-end.

Non-interest income in the second quarter of 2013 decreased by 2.0% and by 11.7%, respectively, when compared to the immediate preceding quarter and the same quarter one year ago. Similarly, on a year-to-date basis for the six months ended June 30, non-interest income in the first half of 2012 exceeded non-interest income in the first half of 2013 by 4.7%. Sales of non-deposit products on which the Bank receives commissions increased in 2013 as compared to 2012 when comparing the three-month and the year to date six-month periods. On a linked quarter basis, commissions on these products in the second quarter of 2013, decreased slightly in comparison to the commissions earned in the first quarter of 2013. Income from the sales of those products increased by 41.1% in the second quarter of 2013 over the second quarter of 2012, and by 36.9% when comparing the first half of 2013 to the first half of 2012. Secondary market loan origination activities decreased in 2013 as compared to the activity experienced in 2012, resulting in a decline in associated fee income when comparing the second quarter and year-to-date 2013 periods with second quarter and year-to-date 2012 periods.

The Bank is a partner in a low-income housing project designed to support the local community and generate tax credits for the investor. The investment, when fully funded, will be $4.7 million. The investment will be fully amortized over the ten-year term of the qualified tax credits and such amortization and tax credits began to be recognized in the second quarter of 2013. As a result, non-interest expense in the second quarter of 2013 included $145,000 of amortization expense that was not recorded in the prior quarter or the prior year period. The amortization expense was offset by recording the benefit of the tax credit of $185,000 as part of the tax provision. Excluding the effect of the amortization expense, non-interest expense decreased in the second quarter of 2013 by 1.1%, when compared to the same quarter one year ago, and by 3.8% when comparing the first half of 2013 to the first half of 2012. In each instance the decrease was due primarily to lower net costs relating to foreclosed real estate properties.

The tax provision of $62,000 and $399,000 in the second quarter and year-to-date 2013, respectively, reflected the application of the aforementioned tax credit which lowered the effective tax rate from 19.0% in the first half of 2012 to 16.5% in the first half of 2013.

Total assets of $449.8 million on June 30, 2013 were essentially unchanged from December 31, 2012.

On July 16, 2013, Juniata Valley Financial Corp.’s Board of Directors declared a cash dividend of $0.22 per share for the third quarter of 2013, payable on September 3, 2013 to shareholders of record on

August 15, 2013.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements.  The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission (“SEC”).  Accordingly, the financial information in this announcement is subject to change.

The Juniata Valley Bank, the principal subsidiary of Juniata Valley Financial Corp., is headquartered in Mifflintown, Pennsylvania, with twelve community offices located in Juniata, Mifflin, Perry and Huntingdon Counties. In addition, Juniata Valley owns 39.16% of Liverpool Community Bank, which it carries under the equity method of accounting. More information regarding Juniata Valley Financial Corp. and The Juniata Valley Bank can be found online at www.JVBonline.com. Juniata Valley Financial Corp. trades over the counter under the symbol JUVF.

*This press release may contain “forward looking” information as defined by the Private Securities Litigation Reform Act of 1995. When words such as “believes”, “expects”, “anticipates” or similar expressions are used in this release, Juniata Valley is making forward-looking statements. Such information is based on Juniata Valley’s current expectations, estimates and projections about future events and financial trends affecting the financial condition of its business. These statements are not historical facts or guarantees of future performance, events or results. Such statements involve potential risks and uncertainties and, accordingly, actual results may differ materially from this “forward looking” information. Many factors could affect future financial results. Juniata Valley undertakes no obligation to publicly update or revise forward looking information, whether as a result of new or updated information, future events, or otherwise. For a more complete discussion of certain risks and uncertainties affecting Juniata Valley, please see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Forward-Looking Statements” set forth in the Juniata Valley’s filings with the Securities and Exchange Commission.

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